Exhibit 10.3

RIGHT OF FIRST REFUSAL AND PREEMPTIVE RIGHTS AGREEMENT

RIGHT OF FIRST REFUSAL AND PREEMPTIVE RIGHTS AGREEMENT (this “Agreement”), dated March 25, 2008, among Ophthalmic Imaging Systems, a California corporation (“OIS”), and the parties listed on Schedule A (the “Principal MV Shareholders”).

WHEREAS, on the date hereof, OIS, MediVision Medical Imaging Ltd., an Israeli company (“MediVision”), and MV Acquisitions Ltd., an Israeli company and a wholly-owned subsidiary of OIS (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the merger (the “Merger”) of Merger Sub with and into MediVision, and the conversion of the outstanding ordinary shares of MediVision into shares of the common stock, no par value, of OIS (the “Common Stock”), with MediVision surviving as a wholly-owned subsidiary of OIS;

WHEREAS, each of the Principal MV Shareholders is, directly or through a wholly-owned subsidiary, a holder, or a member of a group of related parties that holds, more than 5% of the outstanding ordinary shares of MediVision;

WHEREAS, the Parties desire to set forth herein certain matters regarding the stock of OIS following the closing of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01Defined Terms. In addition to terms defined elsewhere herein, the following terms shall have the following meanings:

(a)       “Agfa” means Agfa Gevaert N.V. and its affiliates, one of the Principal MV Shareholders.

(b)	“Closing” means the closing of the Merger.

(c)       “Closing Price” on any date shall mean the average, over the 60 trading days ending on the last trading day prior to such date, of the closing prices per share of the Common Stock on the principal exchange on which the Common Stock is listed or, if not so listed, as reported on the OTC Bulletin Board.

(d)       “Confidential Information” means the giving of a Notice, and all information furnished by OIS to any Principal MV Shareholder in connection therewith (including the terms of any Offered Securities, the terms on which they are offered, the identity of any Offeror, and all information provided in connection with any Principal MV Shareholder’s consideration of its response to any Notice, collectively, (“Notice Information”)), and all statements, notes, analyses, compilations, studies, and other documents, whether prepared by a Principal MV Shareholder or others, which contain or otherwise reflect such information; provided that “Confidential Information” (including but not limited to Notice Information) shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by a Principal MV Shareholder or its Representatives, (ii) was available to the Principal MV Shareholder on a non-confidential basis prior to its disclosure to the Principal MV Shareholder or its Representatives by OIS or its Representatives, or (iii) becomes available to the Principal MV Shareholder on a non-confidential basis from a source other than OIS, another Principal MV Shareholder, or either of their Representatives provided that such source is not bound by a confidentiality agreement with OIS or otherwise prohibited from transmitting the information by a contractual, legal, or fiduciary obligation.

(e)       “Excluded Issuances” means issuances of Subject Securities (i) in exchange for services, (ii) on exercise or conversion of options, warrants, convertible securities, or similar securities (A) outstanding immediately following the Closing (including by assumption of MediVision securities) or issued under any stock plan in existence at the Closing or thereafter approved by OIS’s stockholdersor (B) as to which the Principal MV Shareholders were offered preemptive rights in accordance with Article III hereof, or (iii) in an underwritten public offering for cash.

(f)        “Non-Cash Consideration” means consideration offered by an Offeror in the form of assets or securities.

(g)       “Notice” means a notice from OIS, together with a reasonably detailed term sheet or letter of intent for the issuance of Subject Securities, which notice states that such letter of intent or term sheet has been approved by the OIS Board of Directors and the related Offeror. Any Notice (or the accompanying letter or intent or term sheet) shall set forth the number and description of the Offered Securities, the aggregate Value, and the Value per unit of Offered Security, to be offered pursuant thereto, and any other material terms.

(h)       “Offered Securities” means the Subject Securities subject to an offer as described in a Notice.

(i)        “Offeror” means a person or persons offering to purchase Subject Securities.

(j)        “Proportionate Share” of any Principal MV Shareholder at any date with respect to any number of Subject Securities means such number of Subject Securities multiplied by a fraction, the numerator of which is the number of shares of Common Stock owned by such Principal MV Shareholder (or its wholly-owned subsidiary) at such date and the denominator of which is the number of shares of Common Stock outstanding at such date.

(k)       “Representatives” of any party shall mean such party’s officers, directors, partners, members, managers, employees, agents, and representatives.

(l)        “Subject Securities” means shares of the Company’s Common Stock or other securities exercisable for or convertible into shares of the Company’s Common Stock.

(m)      “Threshold” at any date means the Value of investments in OIS Agfa’s Executive Committee can then approve, without approval of Agfa’s board of directors, under Agfa’s policies as in effect from time to time, as last communicated by Agfa to OIS pursuant to Section 2.02.

(n)	“Value” of the consideration offered for any Subject Securities shall be:

(i)             If such consideration is cash, the dollar amount (or equivalent in euros as of the date of the Notice sent by OIS pursuant to Article II or III, as applicable) of such consideration.

(ii)	If such consideration consists of Non-Cash Consideration:

(A)              If the Offered Securities are shares of Common Stock, the Value of such Non-Cash Consideration shall be deemed to be equal to the number of such shares to be offered as set forth in the related Notice multiplied by the Closing Price on the trading day preceding the date of the Notice, as set forth in such Notice.

(B)              If the Offered Securities are not shares of Common Stock, the value of such Non-Cash Consideration shall be as reasonably determined by OIS, consistent with its intended method of accounting for the issuance of the Offered Securities, as set forth in the related Notice.

In each case, such value shall not include the exercise price of any warrants included in the Offered Securities.

ARTICLE II

RIGHT OF FIRST REFUSAL

Section 2.01     Right of First Refusal. If OIS shall propose to issue to any Offeror that is a competitor of Agfa any Subject Securities (the “Offered Securities”), other than in Excluded Issuances or in issuances which, pursuant to Article Nine of OIS’s Restated Articles of Incorporation, as amended, require approval of the holders of 67% of the outstanding shares of Common Stock, OIS shall, before consummating such proposed issuance, (i) deliver a Notice to Agfa two weeks prior to the date of such proposed issuance, which Notice shall also include the timing of closingand a statement as to OIS’s obligation to confirm receipt of an ROFR Acceptance, and (ii) provide Agfa the right of first refusal to purchase all but not less than all of the Offered Securities (subject to Article III), on the same terms and conditions as OIS proposed to issue such Offered Securities to such Offeror, except as otherwise provided herein. Such right of first refusal shall be exercisable by Agfa if it gives a notice (an “ROFR Acceptance”) exercising such right within

(a)       if the Value of the aggregate proposed consideration for the Offered Securities exceeds the Threshold as then in effect, six weeks after delivery by OIS to Agfa of a Notice relating to such Offered Securities, or

(b)       if the Value of the aggregate proposed purchase price for the Offered Securities does not exceed the Threshold, three weeks after delivery to Agfa of a Notice relating to such Offered Securities;

provided that, in either case, OIS and Agfa shall cooperate and use their reasonable efforts to enable Agfa, and Agfa shall use its reasonable efforts, to either exercise its right of first refusal, or inform OIS that it will waive such right, as promptly as practicable after delivery by OIS of a Notice.

Section 2.02     Threshold. Agfa represents to OIS that, as of the date of this Agreement, the Threshold is €5 million. Agfa shall promptly inform OIS of any change in the Threshold, and OIS shall forward notice of such change to each Principal MV Shareholder.

Section 2.03     Exclusion. Notwithstanding the foregoing, Agfa shall not have the right of first refusal provided for in Section 2.01 if the Offeror’s principal business is primarily focused in the ophthalmic arena.

Section 2.04     Effect of Election. If Agfa gives a ROFR Acceptance in response to any Notice, Agfa shall be irrevocably obligated to purchase, and, subject to Article III, OIS shall be irrevocably obligated to issue and sell to Agfa, the Offered Securities, at the aggregate purchase price and on the other terms, set forth in the Notice, except as provided herein.

Section 2.05     Payment of or in Lieu of Non-Cash Consideration. If the consideration offered by an Offeror for the Offered Securities consists of Non-Cash Consideration, Agfa, if it gives an ROFR Acceptance, may elect in the ROFR Acceptance to either:

(a)       provide comparable Non-Cash Consideration (“Agfa Non-Cash Consideration”), provided that Agfa certifies in the ROFR Acceptance that it can so provide the Agfa Non-Cash Consideration, with reasonably detailed specifications, sources, or means of providing the same, and OIS reasonably agrees that the Agfa Non-Cash Consideration is comparable to the Non-Cash Consideration offered by the Offeror; provided, however, notwithstanding anything to the contrary contained herein, if OIS and Agfa are in disagreement as to whether the Agfa Non-Cash Consideration is comparable to the Non-Cash Consideration offered by the Offeror, and an agreement cannot be reached within three weeks after delivery of the ROFR Acceptance, such determination shall be made by an independent third party evaluator selected byOIS, and the fees, expenses, and costs of such third party evaluator shall be borne equally by OIS and Agfa, or

(b)       elect to pay cash in an amount equal to the value of the Non-Cash Consideration offered by the Offeror, as determined pursuant to Section 2.04; provided, that Agfa shall not have the right to elect to pay cash if OIS states in the Notice that it needs to obtain the Non-Cash Consideration to pursue a material part of its business or business plans and cannot obtain the same for cash at such value.

Section 2.06     Definitive Documentation and Closing. If Agfa gives an ROFR Acceptance in response to any Notice, OIS and Agfa shall as promptly as practicable enter into definitive agreements for the purchase and sale of the Offered Securities, and shall hold a closing of such purchase and sale as promptly as practicable thereafter, subject to Article III.

Section 2.07     Effect of Non-Election. If Agfa does not give an ROFR Acceptance in response to any Notice, OIS may, subject to Article III, sell to the proposed Offeror the Offered Securities, at the same purchase price and payment terms described in the Notice and upon such other terms not more favorable to the Offeror than as described in the Notice, provided that definitive agreements for such purchase and sale are entered into within threemonths after the expiration of the period for giving of an ROFR Acceptance or Agfa’s earlier waiver of its rights under this Article II (the “Offer Period”).Thereafter, the provisions of this Article II shall again apply to any proposed issuance of any of the Offered Securities to any Offeror that is a competitor of Agfa.

ARTICLE III

PREEMPTIVE RIGHTS

Section 3.01     Preemptive Right. If OIS shall propose to issue to any Offeror any Offered Securities, other than in Excluded Issuances, OIS shall, before consummating such proposed issuance, (i) deliver a Notice to each Principal MV Shareholder two weeks prior to the date of such proposed issuance, which Notice shall also include the timing of closing and a statement as to OIS’s obligation to confirm receipt of a Preemptive Rights Acceptance, and (ii) provide each Principal MV Shareholder the right of first refusal to purchase any or all of such Principal MV Shareholder’s Proportionate Share of such Offered Securities (or, if OIS in the Notice makes the election provided in Section 3.02 to offer a Grossed Up Number of Subject Securities, such Principal MV Shareholder’s Proportionate Share of such Grossed Up Number of Subject Securities), at the price per Offered Security, and otherwise on the same terms and conditions, as OIS proposed to issue such Offered Securities to such Offeror, except as otherwise provided herein. Such right of first refusal shall be exercisable by each Principal MV Shareholder if it gives a notice (a “Preemptive Rights Acceptance”) stating that it is exercising such right, and stating the number of Subject Securities within, or the percentage of, its Proportionate Share with respect which it is exercising such right, within

(a)       if the Value of the proposed purchase price of Agfa’s Proportionate Share of the Offered Securities exceeds the Threshold as then in effect, six weeks after delivery by OIS to the Principal MV Shareholders of a Notice relating to such Offered Securities, or

(b)       if the Value of the proposed purchase price of Agfa’s Proportionate Share of the Offered Securities does not exceed the Threshold, three weeks after delivery by OIS to the Principal MV Shareholders of a Notice relating to such Offered Securities;

provided that, in either case, OIS and the Principal MV Shareholders shall cooperate and use their reasonable efforts to enable the Principal MV Shareholders, and each Principal MV Shareholder shall use its reasonable efforts to either exercise its right of first refusal or inform OIS that it will waive such right as promptly as practicable after delivery by OIS of a Notice.

Section 3.02     Gross-Up. OIS may, in any Notice, elect to include in the Offered Securities a sufficient number of Offered Securities (the “Grossed-Up Number of Offered Securities”) such that, if each Principal MV Shareholder exercises its right to purchase all of its Proportionate Share of such Grossed-Up Number of Offered Securities, the remaining Offered Securities will be the number of Offered Securities OIS intended to sell to the Offeror (or Agfa if it has and exercises a right of first refusal under Article II).

Section 3.03     Effect of Election. If any Principal MV Shareholder gives a Preemptive Rights Acceptance in response to any Notice, such Principal MV Shareholder shall be irrevocably obligated to purchase, and, subject to Section 3.04, OIS shall be irrevocably obligated to issue and sell to such Principal MV Shareholder, its Proportionate Share of the Offered Securities (or, if OIS made the election provided in Section 3.02, of the Grossed-Up Number of Offered Securities), at the purchase price per Offered Security, and on the other terms, set forth in the Notice, except as provided herein.

Section 3.04     Election Not to Sell. OIS may, at any time prior to the consummation of a sale of Offered Securities, determine not to sell any Offered Securities to the Offeror, or to reduce the number of Offered Securities to be sold to the Offeror, in which event, and provided there is no further change during the Offer Period of the number of Offered Securities, each Principal MV Shareholder, including Agfa, if applicable, shall have the right to purchase only its Proportionate Share, if any, of such Offered Securities (or, if applicable, the Grossed-Up Number of Offered Securities on such reduced basis).

Section 3.05     Payment of or in Lieu of Non-Cash Consideration. If the consideration offered by an Offeror for the Offered Securities consists of Non-Cash Consideration, any Principal MV Shareholder that gives a Preemptive Rights Acceptance shall, in lieu of such Non-Cash Consideration, pay for the Subject Securities it purchases in cash in an amount equal to the Value per Offered Security of the Non-Cash Consideration offered by the Offeror multiplied by the number of Offered Securities so purchased by such Principal MV Shareholders.

Section 3.06     Definitive Documentation and Closing. If any Principal MV Shareholder gives a Preemptive Rights Acceptance in response to any Notice, OIS and the Principal MV Shareholders who have given such Preemptive Rights Acceptances shall as promptly as practicable enter into definitive agreements for the purchase and sale of the Offered Securities to be purchased by such Principal MV Shareholders, and shall hold a closing of such purchase and sale as promptly as practicable thereafter, subject to Article II.

Section 3.07     Sale of Remaining Offered Securities. Subject to that certain Stockholders’ Agreement dated as of [___________ __], 2008, by and among the Principal MV Shareholders and certain other parties listed therein, OIS shall be entitled to sell to the proposed Offeror any Offered Securities not purchased by the Principal MV Shareholders pursuant to this Article III, at the same purchase price and payment terms described in the Notice and upon such other terms not more favorable to the Offeror than as described in the Notice, provided that definitive agreements for such purchase and sale are entered into within three months after the expiration of the period for giving of Preemptive Rights Acceptances or the earlier waiver by each Principal MV Shareholder of its rights under this Article III. Thereafter, the provisions of this Article III shall again apply to any proposed issuance of any of the Offered Securities.

ARTICLE IV

TERMINATION

Section 4.01     Merger Agreement. This Agreement shall terminate and be of no force or effect if the Merger Agreement shall be terminated prior to the Closing.

Section 4.02     Expiration of Term. This Agreement, and the rights and obligations of the parties under Articles II and III, shall terminate on the date on which Agfa owns less than 5% of the outstanding shares of Common Stock.

Section 4.03     Effect of Termination. Any Notice given prior to the termination of this Agreement under Section 4.02 shall remain in effect.This Section 4.03 and Article V shall survive any termination of this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.01     Confidentiality. Each Principal MV Shareholder agrees that it and its Representatives will keep confidential any Notice and any other Confidential Information concerning OIS that OIS may provide to such Principal MV Shareholder in connection with any Notice and such Principal MV Shareholder’s consideration of exercising its rights with respect thereto and, except with the specific prior written consent of OIS or as required by law, will not disclose or permit its Representatives to disclose such Confidential Information to any person. Each Principal MV Shareholder may disclose any such Confidential Information to those of its Representatives who require such material for the purpose of evaluating the Notice and such Principal MV Shareholder’s response thereto, provided that such Principal MV Shareholder informs such Representatives of the confidential nature of such Confidential Information. Each Principal MV Shareholder further agrees that it and its Representatives will not use any of the Confidential Information for any reason or purpose other than to evaluate such Principal MV Shareholder’s response to a Notice. Each Principal MV Shareholder shall be responsible for any breach of this Agreement by its Representatives.

Section 5.02     Modification or Amendment. Subject to any limitations under applicable law, this Agreement may be amended, modified, or supplemented in writing by OIS and, with respect to its rights hereunder, any Principal MV Shareholder; provided, that no such amendment or supplement may increase the rights of any Principal MV Shareholder hereunder without the consent of the holders of 75% of the shares of Common Stock then held by the Principal MV Shareholders; provided further that Article III may be amended, or its application to any proposed issuance or issuances may be waived, by a writing signed by OIS and the Principal MV Shareholders that hold 75% of the shares of Common Stock then held by all Principal MV Shareholders.

Section 5.03     Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 5.04     Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)       THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the courts of the State of New York and the federal courts of the United States of America, in each case located in The City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit, or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.05 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.04(b).

(c)       The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 5.05     Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile at:

(a)	If to OIS:

Ophthalmic Imaging Systems

221 Lathrop Way

Suite I

Sacramento, CA 95815

Fax: 916-646-0207

Attn: Gil Allon, Chief Executive Officer

With a copy to:

Vedder Price P.C.

222 North LaSalle Street

Chicago, IL 60601

Fax: 312-609-5005

Attn: Ernest W. Torain, Jr., Esq.

Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174

Fax: 212-704-5950

Attn: Henry I. Rothman, Esq.

(b)       If to any Principal MV Shareholder then notice should be given to each and all of the Principal MV Shareholders, each at the address set forth on Schedule A (or in any case to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 5.05).

Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 5.06     Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations, and warranties, both written and oral, among the parties with respect to the subject matter hereof.

Section 5.07     No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 5.10).

Section 5.08     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement or the application thereof to any person or any circumstance is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.09	Interpretation; Construction.

(a)       The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)       The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 5.10     Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that a Principal MV Shareholder may assign its rights (i) under Section 3 above to any other Principal MV Shareholder without restrictions and (ii) otherwise hereunder only to a person who has acquired all of the shares of Common Stock owned by such Principal MV Shareholder in a transaction not involving a public offering and who agrees in writing reasonably acceptable to OIS to be bound by this Agreement and any other applicable agreement. Any purported assignment in violation of this Agreement is void.

* * * * * *

(Signature Page to Right of First Refusal and Preemptive Rights Agreement)

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first written above.

OPHTHALMIC IMAGING SYSTEMS By: __________________________________ Name:__________________________________ Title:___________________________________
AGFA GEVAERT N.V. By: __________________________________ Name:__________________________________ Title:___________________________________
DELTA TRADING AND SERVICES (1986) LTD. By: __________________________________ Name:__________________________________ Title:___________________________________

___________________________________
         Gil Allon

___________________________________
         Noam Allon

___________________________________
           Shlomo Allon

___________________________________
           Ariel Shenhar

___________________________________
           Yuval Shenhar

Schedule A

Principal MV Shareholders

Name	Address
Agfa Gevaert N.V.	[TO BE SUPPLIED]

Delta Trading and Services (1986) Ltd.	[TO BE SUPPLIED]

Gil Allon	[TO BE SUPPLIED]

Noam Allon	[TO BE SUPPLIED]

Shlomo Allon	[TO BE SUPPLIED]

Ariel Shenhar	[TO BE SUPPLIED]

Yuval Shenhar	[TO BE SUPPLIED]

S-A